February 21, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Gentlemen:

We have read paragraphs (a) (i), (ii), (iii) and (iv) of Item 4 included in the amended Form 8-K dated February 21, 2002 of Cytogenix, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very Truly Yours,

/s/ MANN FRANKFORT STEIN & LIPP CPAs, LLP